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                                November 5, 1998



The Board of Directors
Associated Banc-Corp
112 North Adams Street
P.O. Box 13307
Green Bay, WI 54307-3307

The Board of Directors
Citizens Bankshares, Inc.
129 East Division Street
P.O. Box 456
Shawano, WI 54166-0456

Gentlemen:                          Re: Classification of Merger

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Citizens Bankshares, Inc., a Wisconsin corporation ("Citizen") with and into Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to the Agreement and Plan of Merger dated as of February 17, 1998, and as amended, between Associated and Citizen (the "Agreement").

     In connection with the proposed Merger, you have informed us of the following:

          1. Pursuant to the laws of the State of Wisconsin, Citizen will merge with and into Associated. Associated will be the surviving corporation.

          2. Pursuant to the Merger, all of Citizen's assets will be transferred to Associated and Associated will assume all of Citizen's liabilities.

          3. At the effective time of the Merger, each outstanding share of Citizen Common Stock will be converted into the right to receive, at the election of the holder, either: (i) 33.75 shares of Associated common stock (or cash for any fractional shares); or (ii) a cash payment equal to 33.75 multiplied by the average
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The Board of Directors
November 5, 1998
Page 2


closing prices of the Associated common stock on the Nasdaq National Market over the ten trading day period ending on the business day prior to the date of the meeting of the Citizen shareholders ("Cash Election" or "Cash Consideration"). However, the aggregate amount of (i) Cash Consideration, (ii) cash paid to Dissenting Shareholders (assuming that Dissenting Shareholders do not receive more than the Cash Consideration) and (iii) cash paid in lieu of fractional shares (collectively "Total Cash Payments"), shall not be more than 50% of the aggregate consideration to be received by such shareholders as of the effective time.

          4. If the number of Cash Election shares is such that the amount of the Total Cash Payments exceeds 50% of the aggregate Merger consideration, Associated will reduce the number of Cash Election shares by the number necessary to cause the Total Cash Payments to be 50% of the Merger consideration and 50% of the Merger consideration to be Associated Common Stock. The number of Cash Election shares which may not be so converted into Cash Consideration shall be converted and exchanged for Associated Common Stock, as provided above. The reduction in Cash Election shares shall be made pro rata among the shareholders of Citizen making the Cash Election based on the number of shares for which each such shareholder has made a Cash Election.

          5. As soon as practicable at or after the effective time of the Merger, the exchange agent will distribute Associated Common Stock, the Cash Consideration and cash in lieu of fractional shares to holders of Citizen Common Stock.

          6. Associated will continue to conduct one or more of the historic businesses now being conducted by Citizen, through its wholly owned subsidiary which is Associated Bank Green Bay, a Wisconsin state chartered bank located in Green Bay, Wisconsin.

          7. Associated and Citizen each have valid business purposes for the Merger apart from tax considerations.
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The Board of Directors
November 5, 1998
Page 3


          8. Associated has no plan or intention to reacquire any of the Associated Common Stock issued in the Merger.

          9. The fair market value of the Associated Common Stock to be received by Citizen shareholders with respect to their Citizen Common Stock will be, in each instance, approximately equal to the fair market value of Citizen Common Stock surrendered in exchange therefore.

     In rendering this tax opinion, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. has relied on certain written representations as to factual matters made by appropriate officers of Associated and Citizen. Such representations are customary for opinions of this type; however, this tax opinion cannot be relied upon if any such representation is, or later becomes, inaccurate.

     In connection herewith, we have examined the Agreement, the Registration Statement on Form S-4 to be filed by Associated on the date hereof with the Securities and Exchange Commission (which contains Proxy Statement/Prospectus) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon certificates from the management of Associated and Citizen. On the basis of the foregoing, we are of the opinion that for federal income tax purposes:

          1. Provided that the Merger of Citizen with and into Associated qualifies as a statutory merger under applicable law, the Merger will qualify as a
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The Board of Directors
November 5, 1998
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reorganization within the meaning of Section 368(a)(1)(A) of the Code, and
Citizen and Associated will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

          2. No gain or loss will be recognized by any Shareholder of Citizen Common Stock upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock, consideration received as a result of the exercise of dissenter's rights or Cash Consideration paid to such Shareholder.)
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The Board of Directors
November 5, 1998
Page 5



          3. In the case of a holder of Citizen Common Stock who receives solely Associated Common Stock in the Merger, the tax basis of the Associated Common Stock received will be the same as the stockholder's tax basis in Citizen Common Stock surrendered in exchange therefor. In the case of a holder of Citizen Common Stock who receives both Associated Common Stock and cash (other than cash received in lieu of fractional shares of Associated Common Stock), the tax basis of the Associated Common Stock received will equal the stockholder's tax basis in Citizen Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange.

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The Board of Directors
November 5, 1998
Page 6


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The Board of Directors
November 5, 1998
Page 7


     This opinion does not discuss all of the consequences that may be relevant to holders of Citizen Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons).

     No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

     This opinion is based upon the existing provisions of the Code and regulations thereunder (both final and proposed) and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusion.

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. However,
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The Board of Directors
November 5, 1998
Page 8


we can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Associated, Citizen or their shareholders.

     Our opinion is limited to those federal tax issues specifically considered herein and is addressed to and is only for the benefit of Associated and Citizen. The opinion is furnished to you pursuant to sections 7.02(f) and 7.03(e) of the Agreement and Plan of Merger and may not be used or relied upon for any other purpose, without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger -- Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Yours very truly,

                              REINHART, BOERNER, VAN DEUREN,
                              NORRIS & RIESELBACH, s.c.

                              BY  /s/ John L. Schliesmann

                              John L. Schliesmann